Exhibit 10.1

EXECUTION VERSION

TRANSITION AND GENERAL RELEASE AGREEMENT

This Transition and General Release Agreement (“Agreement”) made as of January 16, 2019, but effective as of October 30, 2018 (the “Effective Date”), by and among J. Tyler Haahr (“Executive”), an individual; Meta Financial Group, Inc., a Delaware corporation (“Meta Financial”); and MetaBank, a federally chartered savings bank (Meta Financial and MetaBank are each referred to herein as the “Company”).

WHEREAS, Company and Executive have mutually determined to terminate Executive’s employment with Company according to the terms of this Agreement; and

WHEREAS, the purpose of this Agreement is to set forth the terms of Executive’s termination, in accordance with the provisions of that certain Employment Agreement, dated as of October 1, 2016, by and between Executive and the Company (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and Company agree as follows:

1. TRANSITION. Effective as of the Effective Date, Executive stepped down from his position as Chief Executive Officer of the Company. During the period from the Effective Date until the Company’s 2019 annual meeting of stockholders (the “Annual Meeting,” and such period, the “Transition Period”), Executive shall be the Non-Executive Chairman of the Board of Directors of Meta Financial (the “Board”) and the Non-Executive Chairman of the Board of Directors of MetaBank. During the Transition Period, the Company’s Chief Executive Officer shall not report to Executive. Executive shall remain an employee of the Company during the Transition Period, with such duties and responsibilities as may be reasonably requested by the Board or the Company’s Chief Executive Officer (which may include, but not be limited to, assistance with respect to the transition of the Chief Executive Officer role). Absent a specific written request from the Board or the Company’s Chief Executive Officer to the contrary, Executive shall not be required to work more than forty (40) hours per month, at mutually agreeable times, during the Transition Period. Executive will continue to receive his salary and employee benefits, as in effect as of the Effective Date, during the Transition Period. Effective as of the date of the Annual Meeting (the “Separation Date”), Executive’s employment with the Company shall terminate. Effective as of the Separation Date and in accordance with Section 3(d) of the Employment Agreement, Executive shall be deemed to have resigned from his position as (i) Non-Executive Chairman of the Board, (ii) director of Meta Financial, (iii) Non-Executive Chairman of the Board of Directors of MetaBank, (iv) director of MetaBank, and (v) any and all other offices or positions with Meta Financial, MetaBank or any of their respective affiliates, in each case concurrent with the termination of Executive’s employment. Executive shall not be re-nominated for election as a director of Meta Financial at the Annual Meeting.

2. SEPARATION BENEFITS. In accordance with Section 6(c) of the Employment Agreement and subject to (i) Executive’s execution and non-revocation of this Agreement, (ii) Executive’s execution and non-revocation of a supplemental release agreement in a form substantially similar to the release attached as Exhibit A hereto, to be entered within thirty (30)

days following the Separation Date (such supplemental release, the “Supplemental Release”) and (iii) Executive’s continued compliance with the terms of this Agreement and the Employment Agreement, Executive will be entitled to the following payments and benefits (collectively, the “Severance Benefits”):

a)

$5,000,000 (the “Separation Pay”), paid in a single lump sum payment, less standard withholding and deductions elected by Executive or required by applicable law, on the first pay period at least eight (8) days after the Company’s receipt of the executed Supplemental Release, provided Executive does not revoke Executive’s acceptance of this Agreement as provided herein and does not revoke the Supplemental Release;

b)

As of the Separation Date (i) each share of outstanding restricted stock held by Executive and set forth on Exhibit B (attached hereto), which represents all outstanding equity compensation awards that were intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and that otherwise were scheduled to vest in a year subsequent to fiscal year 2019, shall remain outstanding and fully vest upon satisfaction of the applicable performance requirements underlying such awards notwithstanding any service requirement, and (ii) each share of outstanding restricted stock held by Executive and set forth on Exhibit C (attached hereto), which represents all outstanding equity compensation awards that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, shall become vested in full; and

c)

Payment of the premiums required to continue Executive’s group health care coverage (i.e. medical, dental and vision, to the extent applicable) for a period of up to eighteen (18) months following the Separation Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for such health coverage through another employer during this period; provided further, that, if Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules under Section 105(h) of the Code or of any statute or regulation of similar effect or other adverse tax or legal consequences to Company, then the parties agree to take such reasonable best efforts to reform this Section 2(c) in such manner as is necessary as to not violate the nondiscrimination rules under Section 105(h) of the Code or of any statute or regulation of similar effect or cause such adverse consequences.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Executive from being entitled to any payments in respect of any accrued but unused vacation or paid time off, in each case pursuant to the applicable Company plan, policy or arrangement as then in effect.

3. COOPERATION. From and after the Separation Date, Executive will cooperate in good faith with Company, its successors and their affiliates in any manner reasonably requested or directed by Company, successor or such affiliate, including, without limitation, cooperating with Company in any current or future investigation, litigation, proceeding, or other legal matter (including, without limitation, meeting with and fully answering the questions of Company or its attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena). Company agrees to reimburse Executive for any reasonable out-of-pocket expenses incurred in providing such assistance and cooperation, subject to such reasonable substantiation and documentation as may be specified by Company from time to time, but the Executive will not receive any other consideration for such cooperation. All business expenses shall be submitted by Executive for reimbursement not later than thirty (30) days after such expenses are incurred.

4. CONFIDENTIALITY. Executive will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the execution of this Agreement or the events including any negotiations which led to its execution.

5. REAFFIRMATION OF COVENANTS. Executive agrees that, notwithstanding any provision of this Agreement, the obligations contained in Sections 9 and 10 of the Employment Agreement, including those relating to confidentiality, non-competition, non-solicitation and non-disparagement, shall remain in full force and effect following the Separation Date, pursuant to the terms and conditions related thereto in the Employment Agreement.

Nothing in this Agreement or the Employment Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower or similar protective provisions of federal law or regulation (or similar state laws). The Executive will not need the prior authorization of Company to make any such reports or disclosures, and the Executive will not be required to notify Company that the Executive has made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of Company or any of its affiliates. Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Executive exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing herein will prevent receipt by Executive of any rewards (or similar awards or entitlements) in respect of the provision of information under any such whistleblower or similar protective provision of federal law or regulation (or similar state laws). The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

6. GENERAL RELEASE AND DISCHARGE. (i) Release by Executive. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Executive on behalf of Executive and Executive’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, promises, sums of money, entitlements, compensation, benefits, employment and severance agreements, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Executive’s employment relationship with Company or the separation of Executive’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the date of this Agreement.

Executive specifically understands and agrees that this waiver, release and discharge includes:

a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);

ii.	The Older Workers Benefit Protection Act (OWBPA);

iii.	Title VII of the Civil Rights Act of 1964;

iv.	The Civil Rights Act of 1991;

v.	The Americans With Disabilities Act, as amended (ADA);

vi.	The Equal Pay Act;

vii.	The Family and Medical Leave Act;

viii.	The Worker’s Adjustment and Retraining Notification Act (WARN);

ix.	The Occupational Safety and Health Act;

x.	The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Executive has been employed by Company or any of its subsidiaries or other affiliates;

b)	Claims for breach of contract, either express or implied;

c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

d)	Claims growing out of any legal restrictions on the right to terminate Executive, including any claim for wrongful discharge;

e)	Claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act of 1974;

f)	Claims relating to the Employment Agreement or any money owed to Executive under that Employment Agreement, except to the extent incorporated in this Agreement by reference;

g)	For any other work related claim that may arise from or may be related to her employment, up to and through the date of this Agreement; and

Executive agrees not to litigate any such claims except for breach or validity of this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any federal, state or local agency. Company and Executive agree that by entering into this Agreement, Executive does not waive claims that may arise after the date the Agreement is executed or any claim for COBRA continuation coverage rights or any vested rights under any applicable pension plan.

(ii) Release by Company. Meta Financial, MetaBank and each of their respective subsidiaries and affiliates (together, the “Company Group”) hereby covenants not to sue and fully releases and discharges Executive with respect to and from any and all Claims which the Company Group now owns or holds or has at any time heretofore owned or held as against Executive, arising out of or any way connected with Executive’s employment relationship with Company or the separation of Executive’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of Executive, committed or omitted prior to the date of this Agreement; provided, however, that the Company Group expressly does not release Executive from any Claims relating to or involving (i) fraud, (ii) material violation of law, (iii) willful misconduct or acts of bad faith, (iv) any right to clawback compensation under applicable law, regulation or bilateral agreement or Company policy (including Section 16(f) of the Employment Agreement), or (v) the right to enforce post-termination restrictive covenants to which Executive is subject.

7. RETURN OF COMPANY MATERIALS. Executive shall return to Company and shall not take or copy in any form or manner any confidential materials and information, including all originals and copies, whether in paper or computer stored form. Executive covenants and agrees that, on or before the Separation Date, Executive will return all Company or affiliate property in Executive’s possession or control, including, without limitation, all keys, computer hardware and software, tablets, fobs, credit cards, materials, papers, books, paper and electronic files and documents, records, policies, database information and lists, mailing lists, notes, computer software and programs, data, confidential information, work product, and any other property or information that Executive may have relating to Company or its affiliates or its or their confidential and/or nonpublic information. Notwithstanding anything in this Agreement to the contrary, Executive shall be permitted to retain and continue to use (i) any personal contact information (including e-mail addresses, mailing addresses and telephone numbers) in Executive’s possession or which Executive provided to Investor Relations, provided that such personal contact information may not be used for any purpose that is in any way related to the business of the Company or that constitutes a breach of any other provision of this Agreement, and (ii) Executive’s cellular phone issued to him by the Company. In addition, Executive shall be permitted to (i) retain his Company e-mail address for a period of one year following the Separation Date, solely for the purpose of transitioning any personal e-mail messages to his personal e-mail account, and (ii) purchase the automobile assigned to him by the Company during his employment with the Company at the applicable Kelley Blue Book trade-in value as of the Separation Date.

8. STANDSTILL. Executive agrees that from the date of this Agreement until the date that is two (2) years from the Separation Date, Executive shall not, in any manner, directly or indirectly, take any of the following actions: (i) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities, including any debt securities (“Securities”) of Company, or beneficial ownership thereof, or any Securities convertible or exchangeable into or exercisable for any Securities of Company, or beneficial ownership thereof (other than (a) Securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by Company with respect to any Securities beneficially owned by Executive on the date of this Agreement and (b) open market purchases of up to one percent (1%) of the Company’s common stock, provided that such purchases are made solely for investment purposes), (ii) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any property, asset or business of Company or any of its affiliates, (iii) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any ownership interest in any joint venture in which Company or any of its affiliates is a party or any ownership interest in any partner of Company or any of its affiliates in such a joint venture, (iv) propose to any person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation or dissolution with respect to Company, (v) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) to vote in favor of any proposal for which such solicitation is being made (other than any proposal supported by the Board), or seek to advise any person with respect to the voting of, any voting securities of Company for any purpose, (vi) form, join, encourage, advise or in any way participate in a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) with respect to any voting securities of Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (vii) otherwise act, alone or in concert with others, to seek to control, advise or change the management, Board, governing instruments, policies or affairs of Company, (viii) disclose any intention, plan or arrangement inconsistent with the foregoing or (ix) encourage, advise, assist or facilitate the taking of any actions by any other person in connection with any of the foregoing. Executive further agrees that, if at any time during such period, Executive is approached, directly or indirectly, by any third party concerning Executive’s participation in any of the above-mentioned matters, Executive shall promptly inform Company of the nature of any such matters and the parties involved. Executive shall be permitted to work with private equity firms, other shareholders of the Company and other parties with respect to (i) seeking future employment, (ii) raising capital from a private equity company or other parties, or (iii) activities with respect to the purchase of the Company’s Community Banks in the event the Company elects to sell such banks; provided, however, that Executive shall in all cases remain subject to the obligations owed to the Company under this Section 8 and Sections 9 and 10 of the Employment Agreement.

9. PAYMENT OF TAXES. Executive agrees that Executive shall be exclusively liable for the payment of all federal and state taxes which may result from the payments contemplated by this Agreement, and that any payments payable hereunder are subject to withholding as required by applicable law. Executive acknowledges that Company and/or its attorneys do not make and have not made any representations regarding the taxability of the payments.

10. RIGHT TO CONSULT WITH ATTORNEY. Executive acknowledges that Executive has a right to consult with an attorney or any other advisor, counselor or consultant of Executive’s choosing prior to signing this Agreement and that Executive is hereby advised in writing to consult with an attorney prior to executing this Agreement.

11. WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990. Notwithstanding anything in this Agreement to the contrary, Executive understands this voluntary waiver releases Company of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act of 1990 (OWBPA) and that Executive has been given twenty-one (21) days to sign this Agreement after it has been received in order to consider all its terms fully. Executive may revoke Executive’s acceptance of this Agreement at any time within seven (7) days following execution of this Agreement and the Agreement shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”). Should Executive revoke this Agreement during the Revocation Period, this entire Agreement shall be deemed null and void. This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the waiver is executed. If Executive desires to revoke this Agreement, revocation may be made by a written revocation delivered to Ian Stromberg, Senior Vice President – Human Resources, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD 57108.

12. EMPLOYEE ACKNOWLEDGMENTS. Prior to signing this Agreement, Executive acknowledges that Executive read and carefully considered this Agreement, and had an opportunity to ask questions about it, to discuss this Agreement with Executive’s attorney, advisor, counselor, consultant or other person of Executive’s choosing. Executive acknowledges that Executive is signing this Agreement freely and voluntarily. Executive acknowledges receiving a copy of this Agreement on January 11, 2019.

13. COMPLETE AGREEMENT. This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s employment, separation from the same, and the other subject matters addressed herein between the parties, except that the Code

Section 409A provisions set forth in Section 7 of the Employment Agreement, the indemnification provisions set forth in Section 8 of the Employment Agreement, the confidentiality, non-solicitation, non-competition and non-disparagement provisions set forth in Sections 9 and 10 of the Employment Agreement, the dispute resolution provisions set forth in Section 14 of the Employment Agreement and the clawback provision set forth in Section 16(f) of the Employment Agreement shall remain in full force and effect. It is intended by the parties as a complete and exclusive statement of the terms of the Agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement. To the extent there is any conflict between this Agreement and the Employment Agreement, this Agreement shall govern.

14. SEVERABILITY AND INVALID PROVISIONS. If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

15. CHOICE OF LAW / CONSENT TO JURISDICTION. This Agreement shall be deemed to have been executed and delivered from the State of South Dakota, and the rights of obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law. EMPLOYEE AND COMPANY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIMS AND CAUSES OF ACTION ARISING UNDER THIS AGREEMENT, AND AGREE TO HAVE ANY MATTER HEARD AND DECIDED SOLELY BY A COURT OF COMPETENT JURISDICTION. Except for suits seeking injunctive relief or specific performance, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sioux Falls, South Dakota in accordance with the Employment Arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each Party shall bear its own expenses in any arbitration convened pursuant to this Section and shall split evenly the costs of the arbitration; provided, however, that the Company will pay the costs of such arbitration to the extent necessary as a condition precedent to enforce this arbitration obligation.

16. JOINT PREPARATION OF AGREEMENT. Each party has cooperated in drafting the preparation of this Agreement. Hence, any construction to be made of this Agreement shall not be construed against any party on the basis that the party was the drafter.

17. WAIVER OF BREACH – EFFECT. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

18. FURTHER EXECUTIONS. All parties agree to cooperate fully and to execute any and all supplementary documents to make all additional actions that may be necessary or appropriate to give full force to the basic terms intended of this Agreement which are not inconsistent with its terms.

19. HEADINGS NOT BINDING. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

20. STATUS DURING SEPARATION PAY PERIOD. Commencing with the Separation Date, Executive shall cease to be an employee of Company for any purpose. The payment of Severance Benefits under this Agreement shall be payments to a former employee and shall be conditioned on Executive’s full compliance with the terms of this Agreement. In the event that Executive fails to comply with the terms of this Agreement no further amounts of Severance Benefits will be due, Company will be entitled to recoup the gross amount of any amounts paid to the Executive, and shall have the full benefit of any and all remedies available to it under applicable law and this Agreement.

21. MISCELLANEOUS. The Agreement may be executed in identical counterparts, which together shall constitute a single agreement. Facsimile, pdf, and other true and correct photostatic copies of the Agreement shall have the same force and effect as originals hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. References to “including” shall mean “including, without limitation.” The Agreement shall be binding on and inure to the benefit of the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of Company. Each of the parties released hereunder are intended third party beneficiaries and shall have full rights to enforce this Agreement against Executive.

22. 409A. It is the intent of the parties that no payments be subject to the additional tax on deferred compensation imposed by Section 409A of the Code. Notwithstanding the foregoing, Company does not guarantee, and none of Company or any person or entity released hereunder guarantee, that any payment hereunder complies with or is exempt from Section 409A of the Code and no such person or entity, nor their executives, directors, officers, employees, members or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code. Each payment or benefit hereunder will be a separate and distinct payment in a series of separate payments for purposes of Code Section 409A.

Signatures appear on following page

I have read the Agreement, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences. For the purpose of implementing a full, knowing and complete release and discharge of the parties, persons and entities released hereunder, Executive expressly acknowledges that the Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in Executive’s favor at the time of execution hereof, and that the Agreement contemplates the extinguishment of any such claim.

Executed this 16th day of January, 2019.

/s/ J. Tyler Haahr
Executive

META FINANCIAL GROUP, INC.

By:	/s/ Frederick V. Moore
Its:	Chair of the Compensation Committee of the Board of Directors

METABANK

By:	/s/ Frederick V. Moore
Its:	Chair of the Compensation Committee of the Board of Directors

EXHIBIT A

Form of Supplemental Release Agreement

This Supplemental Release Agreement (the “Supplemental Release”) is made by and among J. Tyler Haahr (“Executive”), Meta Financial Group, Inc., a Delaware corporation (“Meta Financial”) and MetaBank, a federally chartered savings bank (Meta Financial and MetaBank are each referred to herein as the “Company”), as of [__________], 2019 (the “Separation Date”) in connection with the termination of Executive’s employment with the Company and all subsidiaries and affiliates of the Company.

Release by Executive. Except for those obligations created by or arising out of the Transition and General Release Agreement made as of January 16, 2019 by and among Executive and the Company (the “Transition Agreement”) for which receipt or satisfaction has not been acknowledged therein, Executive on behalf of Executive and Executive’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, promises, sums of money, entitlements, compensation, benefits, employment and severance agreements, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Executive’s employment relationship with Company or the separation of Executive’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the Separation Date.

Executive specifically understands and agrees that this waiver, release and discharge includes:

a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);

ii.	The Older Workers Benefit Protection Act (OWBPA);

iii.	Title VII of the Civil Rights Act of 1964;

iv.	The Civil Rights Act of 1991;

v.	The Americans With Disabilities Act, as amended (ADA);

vi.	The Equal Pay Act;

vii.	The Family and Medical Leave Act;

viii.	The Worker’s Adjustment and Retraining Notification Act (WARN);

ix.	The Occupational Safety and Health Act;

x.	The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Executive has been employed by Company or any of its subsidiaries or other affiliates;

b)	Claims for breach of contract, either express or implied;

c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

d)	Claims growing out of any legal restrictions on the right to terminate Executive, including any claim for wrongful discharge;

e)	Claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act of 1974;

f)	Claims relating to the Employment Agreement or any money owed to Executive under that Employment Agreement, except to the extent incorporated in this Agreement by reference;

g)	For any other work related claim that may arise from or may be related to her employment, up to and through the Separation Date; and

Executive agrees not to litigate any such claims except for breach or validity of the Transition Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any federal, state or local agency. Company and Executive agree that by entering into this Supplemental Release, Executive does not waive claims that may arise after the Separation Date or any claim for COBRA continuation coverage rights or any vested rights under any applicable pension plan.

Other than accrued but unpaid base salary through the Separation Date and any other accrued amounts to which Executive may be entitled in connection with the termination of his employment pursuant to the applicable Company plan, policy or arrangement, Executive represents and warrants that Executive has been paid all wages due and owing from Company, including but not limited to overtime, in accordance with the Fair Labor Standards Act, and has received any and all benefits for which Executive would be eligible under the Family and Medical Leave Act.

Notwithstanding anything in this Supplemental Release or the Transition Agreement to the contrary, Executive understands this voluntary waiver releases Company of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers

Benefit Protection Act of 1990 (OWBPA) and that Executive has been given twenty-one (21) days to sign this Supplemental Release after it has been received in order to consider all its terms fully. Executive may revoke Executive’s acceptance of this Supplemental Release at any time within seven (7) days following execution of this Supplemental Release and the Supplemental Release shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”). Should Executive revoke this Supplemental Release during the Revocation Period, this entire Supplemental Release shall be deemed null and void. This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the Supplemental Release is executed. If Executive desires to revoke this Supplemental Release, revocation may be made by a written revocation delivered to Ian Stromberg, Senior Vice President – Human Resources, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD 57108.

Release by Company. Meta Financial, MetaBank and each of their respective subsidiaries and affiliates (together, the “Company Group”) hereby covenants not to sue and fully releases and discharges Executive with respect to and from any and all Claims which the Company Group now owns or holds or has at any time heretofore owned or held as against Executive, arising out of or any way connected with Executive’s employment relationship with Company or the separation of Executive’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of Executive, committed or omitted prior to the Separation Date; provided, however, that the Company Group expressly does not release Executive from any Claims relating to or involving (i) fraud, (ii) material violation of law, (iii) willful misconduct or acts of bad faith, (iv) any right to clawback compensation under applicable law, regulation or bilateral agreement or Company policy (including Section 16(f) of the Employment Agreement), or (v) the right to enforce post-termination restrictive covenants to which Executive is subject.

Signatures appear on following page

I have read the Supplemental Release, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences. For the purpose of implementing a full, knowing and complete release and discharge of the parties, persons and entities released hereunder, Executive expressly acknowledges that the Supplemental Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in Executive’s favor at the time of execution hereof, and that the Supplemental Release contemplates the extinguishment of any such claim.

Executed this [__] day of [________], 2019.

Executive

META FINANCIAL GROUP, INC.

By:
Its:	Chair of the Compensation Committee of the Board of Directors

METABANK

By:
Its:	Chair of the Compensation Committee of the Board of Directors

EXHIBIT B

Awards Subject to Continued Vesting

Grant Date	Award Type	Number of Unvested Shares as of the Separation Date
November 16, 2016	Restricted Stock	200,598
January 1, 2017	Restricted Stock	24,396

EXHIBIT C

Awards Subject to Accelerated Vesting

Grant Date	Award Type	Number of Unvested Shares as of the Separation Date
October 11, 2017	Restricted Stock	11,208
October 16, 2018	Restricted Stock	38,352
November 12, 2018	Restricted Stock	5,402